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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Heartland Wireless Communications, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-91186 and No. 33-91190) on Form S-8 of Heartland Wireless Communications, Inc. of our report dated October 25, 1995, on the balance sheets of TechniVision, Inc. as of May 31, 1995 and 1994, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended May 31, 1995, which report appears in the Form 8-K/A of Heartland Wireless Communications, Inc. to be filed with the Securities and Exchange Commission on April 8, 1996.

Our report relating to the financial statements of TechniVision, Inc. contains an explanatory paragraph that states that TechniVision, Inc.'s recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        /s/ KPMG PEAT MARWICK LLP
                                        KPMG Peat Marwick LLP

Dallas, Texas
April 4, 1996